Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), dated February 27, 2017, pertaining to the Fourth Amended and Restated Emergent BioSolutions Inc. 2006 Stock Incentive Plan of Emergent BioSolutions Inc. of our reports dated February 27, 2017, with respect to the consolidated financial statements and schedule of Emergent BioSolutions Inc. and the effectiveness of internal control over financial reporting of Emergent BioSolutions Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
February 27, 2017